EXHIBIT 5.1 OPINION OF FLEMING PLLC

FLEMING PLLC

49 FRONT STREET SUITE #206 ROCKVILLE CENTRE NEW YORK 11570

TEL 516 833 5034 FAX 516 977 1209 WWW.FLEMINGPLLC.COM

February 7, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	World Surveillance Group Inc.

Registration Statement on Form S-1 (File No. 333-____________)

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), filed by World Surveillance Group Inc., a Delaware corporation (the "Company"),with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the shares of common stock to be issued upon conversion of the convertible debenture held by La Jolla Cove Investors Inc. being sold pursuant to the Registration Statement will be duly authorized and legally and validly issued, fully paid and non-assessed when issued.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "Legal Matters" in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very Truly Yours,

/s/ Fleming PLLC

Fleming PLLC